CENDANT REPORTS RESULTS FOR SECOND QUARTER 2006
NEW YORK, August 9, 2006 — Cendant Corporation (NYSE: CD) today reported results for second quarter 2006. Revenue totaled $4.3 billion, an increase of 2% over second quarter 2005, reflecting growth across Wyndham Worldwide and the Company’s Avis Budget businesses. EPS from Continuing Operations was $0.17, which excludes the results of Travelport, formerly the Company’s Travel Distribution Services division, which are classified as discontinued operations due to the pending sale of that business. As previously announced, the Company completed the spin-offs of Realogy and Wyndham Worldwide in tax-free distributions to its stockholders on July 31, 2006. Excluding separation and restructuring costs and the previously disclosed tax accrual at Wyndham Worldwide, EPS from Continuing Operations was $0.24.
Cendant’s Chairman and CEO, Henry R. Silverman, stated: “The past several months were a period of strategic milestones for Cendant. We completed the spin-offs of Realogy and Wyndham Worldwide to our shareholders and each is now an independent, publicly-traded company. The sale of Travelport is expected to be completed this month, after which Avis Budget Group will be an independent, publicly-traded company. These companies are leaders in their respective industries and we are excited about the prospects for each to grow, prosper and create long-term value for its shareholders.”
Second Quarter 2006 Results of Core Operating Segments
The following discussion of operating results focuses on revenue and EBITDA for each of the Company’s core operating segments as of June 30, 2006. Revenue and EBITDA are expressed in millions.
Realogy (formerly Real Estate Services)
(Consisting of the Company’s former real estate franchise brands, brokerage operations, relocation services and settlement services businesses)

	2006	2005	% change

Revenue	$1,903	$2,043	(7%)

EBITDA	$306	$393	(22%)

Revenue and EBITDA declined in line with Realogy’s expectations principally due to lower revenue at Realogy’s real estate franchise and NRT real estate brokerage businesses, partially offset by growth in its settlement services business due to the acquisition of Texas American Title Company and related companies in January 2006. Home prices increased 5% at both real estate franchise and NRT. These increases were offset by closed sides decreases of 16% and 13% at real estate franchise and NRT, respectively. The decreases in closed sides were impacted by the acquisitions of brokerages by NRT. Excluding this impact, closed sides would have decreased 14% and 17% at real estate franchise and NRT, respectively. The decline in closed sides volume reflects moderation of the residential real estate market, particularly in some of the areas where NRT is concentrated such as Florida and California. In addition, EBITDA comparisons were negatively impacted by an incremental $13 million of separation and restructuring costs. Excluding these costs, EBITDA would have been down 19%.
Hospitality Services (now part of Wyndham Worldwide)
(Consisting of the Company’s former franchised lodging brands, hotel management, timeshare exchange and vacation rental businesses)

	2006	2005	% change

Revenue	$421	$367	15%

EBITDA	$77	$100	(23%)

Revenue increased due to growth in Wyndham Worldwide’s lodging and Vacation Network Group (VNG) businesses. The largest contributor to revenue growth was the inclusion of approximately $35 million of revenue resulting from the acquisition of Wyndham Hotels and Resorts, of which approximately $28 million had no impact on EBITDA because it related to reimbursable expenses. Lodging revenue was also positively impacted by a 10% improvement in RevPAR, excluding Wyndham Hotels and Resorts and Baymont Hotels, both of which were recently acquired. EBITDA declined principally due to a previously announced $25 million foreign tax accrual that was recorded in the European vacation rental operations.
Timeshare Resorts (now part of Wyndham Worldwide)
(Consisting of the Company’s former timeshare sales and development businesses)

	2006	2005	% change

Revenue	$479	$436	10%

EBITDA	$84	$73	15%

Revenue and EBITDA increased principally due to growth in timeshare sales and increased consumer financing income. Growth in timeshare sales revenue was driven by an 11% increase in revenue per guest and a 9% increase in tour flow. Revenue per guest benefited from higher pricing and increased conversion of tours into sales, and tour flow was positively impacted by the continued development of the Trendwest in-house sales program and continued improvement in local marketing efforts. Operating results were negatively impacted by the adoption in first quarter 2006 of a new accounting standard for the recognition of timeshare sales revenue and expenses (SFAS No. 152), and the absence of $11 million of income that was recognized in second quarter 2005 in connection with a previously disclosed disposal of land that was no longer needed for development. Excluding the impact of these items, revenue and EBITDA would have increased 24% and 39%, respectively.

Avis Budget (formerly Vehicle Rental)
(Consisting of the Company’s car and truck rental businesses)

	2006	2005	% change

Revenue	$1,439	$1,312	10%

EBITDA	$111	$128	(13%)

Revenue increased due to growth in our domestic and international car rental operations. Car rental revenue grew 12% worldwide due to a 9% increase in price and a 3% increase in rental day volume. As expected, EBITDA comparisons were negatively impacted by increased fleet costs. We expect continuing year-over-year price increases for the remainder of 2006 as we seek to offset the impact of higher fleet costs.
Other Items
•	Completion of Spin-Offs — We have completed the spin-offs of Realogy and Wyndham Worldwide in tax-free distributions to the Company’s shareholders. Realogy and Wyndham Worldwide are now independent, publicly-traded companies listed on the New York Stock Exchange under the ticker symbols “H” and “WYN,” respectively. As a result, Cendant will classify Realogy and Wyndham Worldwide as discontinued operations when it reports its third quarter results.

•	Sale of Travelport — We agreed to sell Travelport to an affiliate of The Blackstone Group for $4.3 billion in cash and confirmed that the net proceeds (after taxes, fees and expenses, and retirement of Travelport borrowings) from such sale will be used to reduce the initial indebtedness of Realogy and Wyndham Worldwide. The sale is expected to close this month.

•	Repayment of Corporate Debt — In connection with our separation plan, we repurchased approximately $2.5 billion aggregate principal amount under our 6.25% Senior Notes due 2008 and 2010, 7.375% Senior Notes due 2013, and 7.125% Senior Notes due 2015. We also pre-funded the payment of $950 million under our 4.89% and 6 7/8% Notes Due 2006 and repaid amounts outstanding under our $2.0 billion revolving credit facility.

•	Cendant Name Change and Reverse Stock Split — We have submitted several proposals to be voted upon at our annual stockholders meeting scheduled for August 29, 2006, including one to change Cendant’s name to Avis Budget Group, Inc. and another to authorize a 1-for-10 reverse stock split of Cendant’s common stock. If approved, these proposals are expected to become effective on September 5, 2006 and at such time we expect that our New York Stock Exchange ticker symbol will be changed to “CAR”.

•	Discontinued Operations — Income from discontinued operations includes results of the Company’s Travelport unit and, in prior periods, results of operations of the

Company’s former Marketing Services Division, Wright Express fuel card business, and fleet and appraisal units, all of which have been disposed. In addition, the loss on disposal of discontinued operations in second quarter 2006 includes a previously announced, non-cash impairment charge of approximately $1.0 billion in connection with the sale of Travelport.
•	Separation Costs — Second quarter 2006 EBITDA includes separation costs of $49 million, including $42 million recorded in Corporate and Other, $2 million recorded in Realogy, $2 million recorded in Hospitality Services, $2 million recorded in Timeshare Resorts and $1 million recorded in Avis Budget. These costs consist primarily of legal, accounting, other professional and consulting fees, and employee costs.

•	Foreign Tax Accrual — Second quarter 2006 results include a previously announced $36 million pretax accrual for foreign taxes related to Wyndham Worldwide’s European vacation rental operations. $25 million of this accrual is recorded in the segment results for Hospitality Services and $11 million is recorded as interest expense, below EBITDA.

•	Free Cash Flow — Free cash flow in second quarter 2006 is not comparable to second quarter 2005 due to the impact of the repayment of certain vehicle related debt using the proceeds from the $1.875 billion of corporate borrowings completed in April 2006. See Table 7.
Outlook for Avis Budget
The following table presents the previously announced pro forma 2005 and expected pro forma 2006 financial data for Avis Budget Car Rental, LLC and its subsidiaries, the companies that comprise Cendant’s vehicle rental business.

($ millions)	2005(1)	2006E (1) (2)

Revenue	$5,316	$5,600 — 5,800

EBITDA	$497	$400 — 440

Corporate interest expense, net	141	140 — 145

EBITDA less corporate interest expense	356	260 — 295

Non-vehicle depreciation and amortization	98	90 — 100

Pretax income	$258	$165 — 200

(1)     The expected pro forma results provided above give effect to the $1.875 billion of corporate borrowings completed in April 2006 and repayment of vehicle-backed debt with a portion of the net proceeds of such financing, removal of Cendant-allocated general overhead costs, the incurrence of stand-alone public company costs, elimination of the approximately $802 million intercompany balance with Cendant and the associated interest income, and increased truck lease financing costs due to the separation.
(2)     Full year estimates may not total because actual results are not expected to be at the lowest or highest of the expected range.

Investor Conference Call
Cendant will host a conference call to discuss the second quarter results on Thursday, August 10, 2006, at 11:00 a.m. (ET). Investors may access the call live at www.cendant.com or by dialing (913) 981-5509. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on August 10, 2006 until 8:00 p.m. (ET) on August 17, 2006 at (719) 457-0820, access code: 6465003.
About Cendant Corporation
Cendant is now comprised of its Travelport and Avis Budget Group businesses. Travelport is classified as a discontinued operation due to its impending sale. Avis Budget Group is a leading provider of vehicle rental services with operations in more than 50 countries. Through its Avis and Budget brands, Avis Budget Group is the largest general-use vehicle rental operator in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, NJ and has more than 30,000 employees.
About Realogy Corporation
Realogy Corporation (NYSE: H) is the world’s largest residential real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, a leading global provider of outsourced employee relocation services, and a provider of title and settlement services. Realogy’s brands include Century 21, Coldwell Banker, Coldwell Banker Commercial, ERA, Sotheby’s International Realty, NRT Incorporated, Cartus and Title Resource Group. Realogy is headquartered in Parsippany, NJ and has more than 15,000 employees.
About Wyndham Worldwide Corporation
Wyndham Worldwide Corporation (NYSE: WYN) is one of the world’s largest hospitality companies offering individual consumers and business-to-business customers a broad suite of hospitality products and services including lodging, vacation exchange and rental services, and vacation ownership interests in resorts. Wyndham Worldwide is headquartered in Parsippany, NJ, and is supported by approximately 28,800 employees around the world.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. The Company cannot provide any assurances that the remaining proposed transactions related to the separation, principally the proposed sale of Travelport, will be completed, nor can it give assurances as to the terms on which such transactions will be consummated
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to risks related to the proposed sale of Travelport, the high level of competition in the vehicle rental industry, increased costs for new vehicles, a downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs and the Company’s ability to make changes necessary to operate following completion of the separation plan. Other unknown or unpredictable factors also could have material adverse effects on Cendant’s and its companies’ performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Cendant’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, including under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 8 to this release.
Media Contacts:
Kelli Segal, Cendant Corporation
(212) 413-1871
Mark Panus, Realogy Corporation
(973) 407-7215
Investor Contacts:
Sam Levenson, Cendant Corporation
(212) 413-1834
Henry A. Diamond, Realogy Corporation
(973) 407-2710
Margo C. Happer, Wyndham Worldwide Corporation
(973) 496-2705
David Crowther, Avis Budget Group
(973) 496-7277

# # #
Tables Follow

Exhibit 99.1
Table 1

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Second Quarter
	2006	2005	% Change

Income Statement Items
Net Revenues	$4,257	$4,170	2%
Pretax Income (A)	277	505	(45%)
Income from Continuing Operations	174	316	(45%)
EPS from Continuing Operations (diluted)	0.17	0.29	(41%)

Cash Flow Items
Net Cash Provided by Operating Activities	$724	$869
Free Cash Flow (B)	(1,488)	549
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(66)	(56)
Net Borrowings	1,838	(45)
Net Repurchases of Common Stock	14	(158)
Payment of Dividends	—	(96)

	As of	As of
	June 30, 2006	December 31, 2005
Balance Sheet Items
Total Corporate and Other Debt	$3,694	$3,578
Total Avis Budget Car Rental Corporate Debt	1,875	—
Cash and Cash Equivalents	441	730
Total Stockholders’ Equity	10,501	11,291

Segment Results
	Second Quarter
	2006	2005	% Change
Net Revenues
Realogy (formerly known as Real Estate Services)	$1,903	$2,043	(7%)

Hospitality Services	421	367	15%
Timeshare Resorts	479	436	10%

Wyndham Worldwide	900	803	12%

Avis Budget Group (formerly known as Vehicle Rental) (C)	1,439	1,312	10%

Total Core Operating Segments	4,242	4,158	2%
Corporate and Other	15	12	*

Cendant Corporation	$4,257	$4,170	2%

EBITDA (D)
Realogy (formerly known as Real Estate Services)	$306	$393	(22%)

Hospitality Services	77	100	(23%)
Timeshare Resorts	84	73	15%

Wyndham Worldwide	161	173	(7%)

Avis Budget Group (formerly known as Vehicle Rental)	111	128	(13%)

Total Core Operating Segments	578	694	(17%)
Corporate and Other	(95)	(35)	*

Cendant Corporation	$483	$659	(27%)

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$483	$659
Less: Non-program related depreciation and amortization	94	85
Non-program related interest expense, net	110	66
Amortization of pendings and listings	2	3

Pretax Income (A)	$277	$505	(45%)

*	Not meaningful.

(A)	Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2. See Table 2 for a reconciliation of Pretax Income to Net Income (loss).

(B)	See Table 8 for a description of Free Cash Flow and Table 7 for the underlying calculations.

(C)	For comparability purposes, 2005 vehicle rental revenue has been grossed-up by $88 million to reflect a change in accounting presentation during fourth quarter 2005 to be consistent with industry competitors. This change had no impact on EBITDA.

(D)	See Table 8 for a description of EBITDA.

Table 1

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Six Months Ended June 30,
	2006	2005	% Change

Income Statement Items
Net Revenues	$7,834	$7,580	3%
Pretax Income (A)	420	609	(31%)
Income from Continuing Operations	255	358	(29%)
EPS from Continuing Operations (diluted)	0.25	0.33	(24%)

Cash Flow Items
Net Cash Provided by Operating Activities	$754	$1,264
Free Cash Flow (B)	(1,763)	626
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(180)	(87)
Net Borrowings	2,051	576
Net Repurchases of Common Stock	(207)	(269)
Payment of Dividends	(113)	(192)

	As of	As of
	June 30, 2006	December 31, 2005
Balance Sheet Items
Total Corporate and Other Debt	$3,694	$3,578
Total Avis Budget Car Rental Corporate Debt	1,875	—
Cash and Cash Equivalents	441	730
Total Stockholders’ Equity	10,501	11,291
Segment Results

	Six Months Ended June 30,
	2006	2005	% Change
Net Revenues
Realogy (formerly known as Real Estate Services)	$3,329	$3,452	(4%)

Hospitality Services	830	762	9%
Timeshare Resorts	886	805	10%

Wyndham Worldwide	1,716	1,567	10%

Avis Budget Group (formerly known as Vehicle Rental) (C)	2,758	2,477	11%

Total Core Operating Segments	7,803	7,496	4%
Mortgage Services	—	46	*
Corporate and Other	31	38	*

Cendant Corporation	$7,834	$7,580	3%

EBITDA (D)
Realogy (formerly known as Real Estate Services)	$427	$554	(23%)

Hospitality Services	194	225	(14%)
Timeshare Resorts	151	113	34%

Wyndham Worldwide	345	338	2%

Avis Budget Group (formerly known as Vehicle Rental)	166	194	(14%)

Total Core Operating Segments	938	1,086	(14%)
Mortgage Services	—	(181)	*
Corporate and Other	(158)	(72)	*

Cendant Corporation	$780	$833	(6%)

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$780	$833
Less: Non-program related depreciation and amortization	183	172
Non-program related interest expense, net	168	46
Amortization of pendings and listings	9	6

Pretax Income (A)	$420	$609	(31%)

*	Not meaningful.

(A)	Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2. See Table 2 for a reconciliation of Pretax Income to Net Income (loss).

(B)	See Table 8 for a description of Free Cash Flow and Table 7 for the underlying calculations.

(C)	For comparability purposes, 2005 vehicle rental revenue has been grossed-up by $165 million to reflect a change in accounting presentation during fourth quarter 2005 to be consistent with industry competitors. This change had no impact on EBITDA.

(D)	See Table 8 for a description of EBITDA.

Table 2
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Service fees and membership, net	$2,813	$2,847	$5,064	$5,060
Vehicle-related	1,439	1,312	2,758	2,477
Other	5	11	12	43

Net revenues	4,257	4,170	7,834	7,580

Expenses
Operating	2,602	2,539	4,825	4,647
Vehicle depreciation, lease charges and interest, net	439	373	860	697
Marketing and reservation	359	321	683	617
General and administrative	324	276	599	564
Non-program related depreciation and amortization	94	85	183	172
Non-program related interest expense, net	110	66	168	46
Acquisition and integration related costs:
Amortization of pendings and listings	2	3	9	6
Other	1	1	2	2
Separation costs (A)	49	—	85	—
Restructuring and transaction-related charges	—	1	—	40
Valuation charge associated with PHH spin-off	—	—	—	180

Total expenses	3,980	3,665	7,414	6,971

Income before income taxes and minority interest	277	505	420	609
Provision for income taxes	103	188	164	249
Minority interest, net of tax	—	1	1	2

Income from continuing operations	174	316	255	358
Income from discontinued operations, net of tax (B)	53	67	106	81
Gain (loss) on disposal of discontinued operations, net of tax:	(981)	4	(981)	(133)

Income (loss) before cumulative effect of accounting changes	(754)	387	(620)	306
Cumulative effect of accounting changes, net of tax (C)	—	—	(64)	—

Net income (loss)	$(754)	$387	$(684)	$306

Earnings per share
Basic
Income from continuing operations	$0.17	$0.30	$0.25	$0.34
Income from discontinued operations	0.06	0.07	0.11	0.08
Gain (loss) on disposal of discontinued operations	(0.98)	—	(0.98)	(0.13)
Cumulative effect of accounting changes	—	—	(0.06)	—

Net income (loss)	$(0.75)	$0.37	$(0.68)	$0.29

Diluted
Income from continuing operations	$0.17	$0.29	$0.25	$0.33
Income from discontinued operations	0.05	0.07	0.11	0.08
Gain (loss) on disposal of discontinued operations	(0.97)	—	(0.97)	(0.13)
Cumulative effect of accounting changes	—	—	(0.06)	—

Net income (loss)	$(0.75)	$0.36	$(0.67)	$0.28

Weighted average shares outstanding
Basic	1,002	1,050	1,004	1,052
Diluted	1,011	1,072	1,014	1,075

(A)	Represents costs we incurred in connection with the execution of our plan to separate Cendant into four independent companies. For the three months ended June 30, 2006, the Company incurred $42 million, $2 million, $2 million, $2 million and $1 million of such costs within Corporate and Other, Realogy, Timeshare, Hospitality Services and Avis Budget Group, respectively. For the six months ended June 30, 2006, the Company incurred $75 million, $4 million, $2 million, $2 million and $2 million of such costs within Corporate and Other, Realogy, Timeshare, Hospitality Services and Avis Budget Group, respectively.

(B)	Includes the results of operations of the Company’s (i) Travelport business, the sale of which is anticipated to close in August 2006, (ii) former Marketing Services division, which was disposed of in October 2005, (iii) former fuel card business, Wright Express Corporation, which was disposed of in February 2005 and (iv) former fleet leasing and appraisal businesses which were spun-off in January 2005.

(C)	Represents non-cash charges to reflect the cumulative effect of adopting (i) Statement of Financial Accounting Standards (“SFAS”) No. 152, ''Accounting for Real Estate Time-Sharing Transactions,’’ and American Institute of Certified Public Accountants’ Statement of Position No. 04-2, ''Accounting for Real Estate Time-Sharing Transactions’’ on January 1, 2006, which resulted in a non-cash charge of $65 million, after tax, and (ii) SFAS No. 123R, ''Share-Based Payment,’’ on January 1, 2006, which resulted in a non-cash credit of $1 million, after tax.

Table 3
Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Second Quarter
	2006	2005	% Change
REALOGY SEGMENT

Real Estate Franchise
Closed Sides	439,914	521,471	(16%)
Average Price	$233,457	$221,737	5%
Royalty Revenue (A)	$128,233	$141,553	(9%)
Total Revenue (A)	$158,035	$160,366	(1%)

Real Estate Brokerage
Closed Sides	117,799	135,173	(13%)
Average Price	$492,809	$470,404	5%
Net Revenue from Real Estate Transactions	$1,485,603	$1,638,710	(9%)
Total Revenue	$1,501,245	$1,654,855	(9%)

Cartus (formerly “Relocation”)
Transaction Volume	26,771	28,655	(7%)
Total Revenue	$131,333	$135,108	(3%)

Title Resource Group (formerly “Settlement Services”) (B)
Purchase Title and Closing Units	47,163	42,954	10%
Refinance Title and Closing Units	10,639	12,776	(17%)
Total Revenue	$112,837	$92,312	22%

HOSPITALITY SERVICES SEGMENT

Lodging (C)
RevPAR	$36.97	$31.91	16%
Weighted Average Rooms Available	531,019	511,998	4%
Royalty, Marketing and Reservation Revenue	$125,409	$104,281	20%
Total Revenue	$176,368	$128,953	37%

Vacation Exchange and Rental
Average Number of Exchange Subscribers	3,327,129	3,185,419	4%
Subscriber Related Revenue	$152,316	$148,735	2%
European Cottage Weeks Sold	256,860	246,002	4%
Total Revenue	$244,525	$237,966	3%

TIMESHARE RESORTS SEGMENT
Tours	273,343	250,231	9%
Total Revenue	$479,285	$436,183	10%

AVIS BUDGET GROUP SEGMENT

Car
Rental Days (000’s)	26,526	25,809	3%
Time and Mileage Revenue per Day	$39.30	$36.13	9%
Total Car Revenue (D)	$1,309,575	$1,165,574	12%

Truck
Total Truck Revenue (D)	$129,543	$146,513	(12%)

(A)	Excludes $96 million and $110 million of intercompany royalties paid primarily by our NRT real estate brokerage business during second quarter 2006 and 2005, respectively.

(B)	The 2006 amounts include Texas American Title Company, which we acquired on January 6, 2006. Therefore, the revenue and driver amounts for 2006 are not presented on a comparable basis to the 2005 amounts. On a comparable basis (excluding Texas American Title Company from the 2006 amounts), Purchase Title and Closing Units and Refinance Title and Closing Units would have decreased 10% and 19%, respectively.

(C)	The 2006 amounts include Wyndham hotel brand and franchise system, which we acquired on October 11, 2005. Therefore, the revenue and driver amounts for 2006 are not presented on a comparable basis to the 2005 amounts. On a comparable basis (excluding Wyndham from the 2006 amounts), RevPAR would have increased 10% and Weighted Average Rooms Available would have decreased 1%.

(D)	For comparability purposes, 2005 vehicle rental revenue has been grossed-up by $88 million to reflect a change in accounting presentation adopted during fourth quarter 2005 to be consistent with industry competitors.

Table 4
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$0.4	$0.7
Assets of discontinued operations	6.3	6.9
Other current assets	2.5	2.0

Total current assets	9.2	9.6

Property and equipment, net	1.2	1.3
Goodwill	8.1	7.9
Other non-current assets	3.0	2.9

Total assets exclusive of assets under programs	21.5	21.7

Assets under management programs	13.7	12.4

Total assets	$35.2	$34.1

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$3.6	$1.0
Liabilities of discontinued operations	1.8	1.6
Other current liabilities	3.9	3.8

Total current liabilities	9.3	6.4

Long-term debt	2.0	2.6
Other non-current liabilities	1.2	1.2

Total liabilities exclusive of liabilities under programs	12.5	10.2

Liabilities under management programs (*)	12.2	12.6

Total stockholders’ equity	10.5	11.3

Total liabilities and stockholders’ equity	$35.2	$34.1

(*)	Liabilities under management programs includes deferred income tax liabilities of $1.8 billion and $1.7 billion as of June 30, 2006 and December 31, 2005, respectively.

Table 5
Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (*)
(In millions)

		June 30, 2006	June 30,	March 31,	December 31,
Maturity Date		Pro forma (A)	2006	2006	2005

	Net Debt
	Corporate debt:
August 2006	6 7/8% notes (B)	$—	$850	$850	$850
August 2006	4.89% notes (B)	—	100	100	100
January 2008	6 1/4% notes (C)	30	799	798	798
March 2010	6 1/4% notes (C)	12	349	349	349
January 2013	7 3/8% notes (C)	18	1,192	1,192	1,192
March 2015	7 1/8% notes (C)	3	250	250	250
November 2009	Revolver borrowings (C) (D)	—	200	225	7
	Net hedging losses (E)	—	(123)	(91)	(47)

		63	3,617	3,673	3,499

	Avis Budget Car Rental Corporate debt: (F)
April 2012	Floating rate term loan	875	875	—	—
May 2014	Floating rate senior notes	250	250	—	—
May 2014	7 5/8% notes	375	375	—	—
May 2016	7 3/4% notes	375	375	—	—

		1,875	1,875	—	—

	Other (G)	11	77	85	79

	Total Debt	$1,949	$5,569	$3,758	$3,578

(*)	Amounts presented herein exclude assets and liabilities under management programs. In addition, amounts as of March 31, 2006 and December 31, 2005 have been restated to exclude debt and cash balances related to Travelport, which is accounted for as a discontinued operation.

(A)	Presents our Corporate debt and Avis Budget Car Rental Corporate Debt on a pro forma basis after giving effect to (i) the repayment of certain Corporate debt, discussed in (B) and (C), below, (ii) the settlement of derivatives associated with our Corporate debt and (iii) the distributions of Realogy and Wyndham to our stockholders on July 31, 2006.

(B)	During July 2006, we funded the aggregate principal amount of $950 million due in August 2006 under the 6 7/8% notes and 4.89% notes.

(C)	In connection with the execution of our separation plan, on July 28, 2006, we repurchased approximately $2.5 billion aggregate principal under our 6 1/4% notes due in January 2008 and March 2010, 7 3/8% notes due in January 2013 and 7 1/8% notes due in March 2015 and repaid outstanding borrowings under our corporate revolving credit facility.

(D)	The outstanding borrowings do not include $265 million of borrowings for which our Travelport subsidiary is the primary obligor. This amount is included within liabilities of discontinued operations on our Consolidated Condensed Balance Sheet at June 30, 2006.

(E)	As of June 30, 2006, this balance represents $212 million of mark-to-market adjustments on current interest rate hedges, partially offset by $89 million of net gains resulting from the termination of interest rate hedges.

(F)	The floating rate term loan and fixed and floating rate notes were issued in April 2006 by Avis Budget Car Rental, LLC, the parent company of our vehicle rental subsidiary. The proceeds from these borrowings were utilized to repay vehicle-backed debt under management programs.

(G)	The pro forma amount at June 30, 2006 excludes $66 million related to Realogy and Wyndham.

Table 6
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating Activities
Net cash provided by operating activities exclusive of management programs	$559	$693	$357	$822
Net cash provided by operating activities of management programs	165	176	397	442

Net Cash Provided by Operating Activities	724	869	754	1,264

Investing Activities
Property and equipment additions	(86)	(80)	(148)	(133)
Net assets acquired, net of cash acquired, and acquisition-related payments	(169)	(75)	(303)	(127)
Proceeds received on asset sales	7	7	11	13
Proceeds from sale of available-for-sale securities	—	—	—	18
Proceeds (payments) from disposition of businesses, net of transaction-related payments	(9)	6	(28)	964
Other, net	(23)	(12)	(32)	(1)

Net cash provided by (used in) investing activities exclusive of management programs	(280)	(154)	(500)	734

Management programs:
(Increase) decrease in program cash	(42)	82	(75)	(61)
Net change in investment in vehicles	(691)	(1,079)	(1,532)	(2,572)
Net change in relocation receivables	(104)	(115)	(74)	(118)
Net change in mortgage servicing rights, related derivatives and mortgage-backed securities	—	—	—	21
Other, net	1	(11)	(6)	(20)

	(836)	(1,123)	(1,687)	(2,750)

Net Cash Used in Investing Activities	(1,116)	(1,277)	(2,187)	(2,016)

Financing Activities
Proceeds from borrowings	1,875	4	1,875	4
Principal payments on borrowings	(11)	(5)	(16)	(44)
Net change in short-term borrowings	(26)	(44)	192	616
Issuances of common stock	14	71	36	191
Repurchases of common stock	—	(229)	(243)	(460)
Cash reduction due to spin-off of PHH	—	—	—	(259)
Payment of dividends	—	(96)	(113)	(192)
Other, net	(27)	1	(30)	4

Net cash provided by (used in) financing activities exclusive of management programs	1,825	(298)	1,701	(140)

Management programs:
Proceeds from borrowings	3,217	3,137	7,011	6,983
Principal payments on borrowings	(4,541)	(2,456)	(7,769)	(4,907)
Net change in short-term borrowings	61	223	104	184
Other, net	(17)	(6)	(22)	(12)

	(1,280)	898	(676)	2,248

Net Cash Provided by Financing Activities	545	600	1,025	2,108

Effect of changes in exchange rates on cash and cash equivalents	—	(14)	—	(20)
Cash provided by (used in) discontinued operations	62	2	119	(1,397)

Net increase (decrease) in cash and cash equivalents	215	180	(289)	(61)
Cash and cash equivalents, beginning of period	226	226	730	467

Cash and cash equivalents, end of period	$441	$406	$441	$406

Table 7
Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS (*)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Pretax income	$277	$505	$420	$609
Addback of non-cash depreciation and amortization:
Non-program related	94	85	183	172
Pendings and listings	2	3	9	6
Addback of non-cash valuation charge associated with PHH spin-off	—	—	—	180
Tax payments, net of refunds	(159)	(82)	(251)	(99)
Working capital and other	335	167	22	(49)
Capital expenditures	(86)	(80)	(148)	(133)

Free Cash Flow before Management Programs and Stockholder Litigation Payments	463	598	235	686
Management programs (A) (D)	(1,951)	(49)	(1,966)	(60)
Stockholder litigation payments	—	—	(32)	—

Free Cash Flow (B)	(1,488)	549	(1,763)	626

Current period acquisitions, net of cash acquired	(66)	(56)	(180)	(87)
Payments related to prior period acquisitions	(103)	(19)	(123)	(40)
Proceeds from disposition of businesses, net	(9)	6	(28)	964
Net repurchases of common stock	14	(158)	(207)	(269)
Payment of dividends	—	(96)	(113)	(192)
Investments and other (C)	29	(1)	74	(1,380)
Cash reduction due to spin-off of PHH	—	—	—	(259)
Net borrowings (D)	1,838	(45)	2,051	576

Net increase (decrease) in cash and cash equivalents (per Table 6)	$215	$180	$(289)	$(61)

(*)	See Table 8 for a description of Free Cash Flow.

(A)	Cash flows related to management programs may fluctuate significantly from period to period due to the timing of the underlying transactions. For the three months ended June 30, 2006 and 2005, the net cash flows from the activities of management programs are reflected on Table 6 as follows: (i) net cash provided by operating activities of $165 million and $176 million, respectively, (ii) net cash used in investing activities of $836 million and $1,123 million, respectively, and (iii) net cash provided by (used in) financing activities of $(1,280) million and $898 million, respectively. For the six months ended June 30, 2006 and 2005, the net cash flows from the activities of management programs are reflected on Table 6 as follows: (i) net cash provided by operating activities of $397 million and $442 million, respectively, (ii) net cash used in investing activities of $1,687 million and $2,750 million, respectively, and (iii) net cash provided by (used in) financing activities of $(676) million and $2,248 million, respectively.

(B)	Free cash flow amounts for the three and six months ended June 30, 2006 are not comparable to the corresponding amounts in 2005 due to the repayment of debt under management programs with proceeds generated from corporate financings of Avis Budget Car Rental, LLC, which is described in (D), below.

(C)	Represents net cash provided by discontinued operations, the effects of exchange rates on cash and cash equivalents, other investing and financing activities and the change in restricted cash.

(D)	Includes the repayment of our vehicle-related debt utilizing proceeds of $1,875 million received in connection with the issuance of $1,000 million of unsecured fixed rate notes and floating rate notes and an $875 million secured floating rate term loan under a senior credit facility by Avis Budget Car Rental, LLC, the parent company of our vehicle rental operations.
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Free Cash Flow (per above)	$(1,488)	$549	$(1,763)	$626
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management programs	836	1,123	1,687	2,750
Financing activities of management programs	1,280	(898)	676	(2,248)
Capital expenditures	86	80	148	133
Proceeds received on asset sales	(7)	(7)	(11)	(13)
Change in restricted cash	17	22	17	16

Net Cash Provided by Operating Activities (per Table 6)	$724	$869	$754	$1,264

Table 8
Cendant Corporation and Subsidiaries
Definitions of Non-GAAP Measures
The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. As required by SEC rules, we have provided below the reasons we present these non-GAAP financial measures and a description of what they represent.

EBITDA	Represents income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation, and it is a factor in measuring performance in our incentive compensation plans. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Second Quarter 2006 EPS from Continuing Operations before Separation and Restructuring Costs and Wyndham Worldwide tax accrual	Represents second quarter 2006 EPS from Continuing Operations excluding pre-tax charges of (i) $49 million that were incurred in connection with the execution of our plan to separate Cendant into four independent companies, (ii) $14 million related to restructuring initiatives primarily within our Realogy segment and (iii) $36 million related to local taxes payable in certain international jurisdictions in our Hospitality segment. The most directly comparable GAAP measure for EPS from Continuing Operations before Separation and Restructuring Costs and Wyndham Worldwide tax accrual is EPS from Continuing Operations, which is presented in the earnings release. We exclude separation and restructuring costs and the Wyndham Worldwide tax accrual as such costs are not representative of the results of operations of our core businesses at June 30, 2006. Additionally, management believes excluding such costs presents our second quarter 2006 results on a more comparable basis to 2005, thereby providing greater transparency into the results of operations of our core businesses at June 30, 2006.

Free Cash Flow	Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) the investing and financing activities of our management programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 7, which accompanies this press release.